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                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-62614



                PROSPECTUS SUPPLEMENT NO 5. DATED AUGUST 15, 2001

                       (TO PROSPECTUS DATED JUNE 8, 2001)

                                2,000,000 SHARES

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                                  COMMON STOCK

     This prospectus supplement relates to the pledge by us of 2,000,000 shares of our common stock under the terms of Amendment Number One to the Extension and Modification Agreement dated August 3, 2001, to our Loan and Security Agreement with Silicon Valley Bank, dated June 29, 2000, as amended. See "Credit Facility" below for a more detailed description of this loan arrangement.

     You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

     The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 CREDIT FACILITY

     On June 22, 2001, we entered into an extension agreement to our loan agreement with Silicon Valley Bank under which the Bank extended the maturity date of the credit facility from June 26, 2001 to August 26, 2001. Under the terms of the extension agreement, if we did not raise a minimum of $1,500,000 of additional funding by June 22, 2001, we were obligated to pledge
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2,000,000 shares of our common stock as collateral for the extension. 70% of the proceeds of any additional funding were to be paid to the Bank. On June 26, 2001, we borrowed $926,500 net of offering costs from the International Mercantile Holding Group, Inc. We transferred $600,000 of the proceeds to the Bank in compliance with the extension agreement. On August 3, 2001, we entered into amendment number one to the extension agreement, which granted us until August 15, 2001 to complete the pledge. We are now pledging 2,000,000 of our shares of common stock to the Bank in compliance with the terms and conditions of the extension agreement. The pledged shares will be returned to us upon our repayment of an additional $300,000 to the Bank or upon repayment in full of the credit line on or before August 26, 2001. Upon an event of default under the loan agreement, as amended and extended, the Bank may foreclose upon the pledged shares and, if we realize less than $5.92 per share on the sale of pledged shares, this would result in a reduction in the conversion prices of debentures and warrants we issued in January 2000, requiring us to issue a greater number of shares of common stock if and when the debentures are converted and the warrants are exercised.

                                 USE OF PROCEEDS

     There will be no proceeds from the issuance of the shares. We plan to use the shares as collateral in compliance with the Loan Agreement.

                              PLAN OF DISTRIBUTION

     To date, and not including the pledge of shares of common stock pursuant to this prospectus supplement, we have issued 2,822,194 shares of common stock pursuant to the prospectus dated June 8, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-62614).

     We are offering an aggregate of 2,000,000 shares of common stock by means of a pledge of those shares in our name to Silicon Valley Bank as described above. No sale of these shares would occur unless we default under the loan, in which case the lender could, subject to applicable law, realize upon the pledged shares and sell them from time to time in the market or in privately negotiated transactions.

                           MARKET FOR OUR COMMON STOCK

     Our common stock is listed on the NASDAQ National Market under the symbol "SNRS". On August 14, 2001 our closing price of one share of common stock was $1.09. As of August 14, 2001, we had 57,039,545 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed in the prospectus beginning on page 21.